EXHIBIT 99.6
           Management Assertion for Certificate Series 1997 C-2

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                              MANAGEMENT ASSERTION

As of and for the year ended December 31, 1997, CRIIMI MAE Services Limited Partnership has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, CRIIMI MAE Services Limited Partnership had in effect a fidelity bond and errors and omissions policy in the amount of $20 million.


/s/Vicki Speights
Vicki Speights
Vice President, Mortgage Servicing
February 27, 1998

/s/Brian Hanson
Brian Hanson
Group Vice President
February 27, 1998

/s/Cynthia O. Azzara
Cynthia O. Azzara
Senior Vice President and Chief
Financial Officer
February 27, 1998

/s/Dawn E. Bowman
Dawn E. Bowman
Vice President/Controller
February 27, 1998

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